EXHIBIT 99.1

Kentucky First Federal Bancorp

Hazard, Frankfort, Danville, and Lancaster, Kentucky

For Immediate Release May 12, 2015

Contact:	Kentucky First Federal Bancorp

Don Jennings, President

Clay Hulette, Vice President

(502) 223-1638

Kentucky First Federal Bancorp Releases Earnings

Kentucky First Federal Bancorp (Nasdaq: KFFB), the holding company for First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Frankfort, Kentucky, announced net earnings of $539,000 or $0.06 diluted earnings per share for the three months ended March 31, 2015, compared to net earnings of $491,000 or $0.06 diluted earnings per share for the three months ended March 31, 2014, an increase of $48,000 or 9.8%. Net earnings were $1.5 million or $0.18 diluted earnings per share for the nine months ended March 31, 2015 and 2014.

The increase in net earnings on a quarter-to-quarter basis was primarily attributable to lower non-interest expense and a decrease in provision for loan losses. Non-interest expense decreased $122,000 or 5.8% and totaled $2.0 million for the three months ended March 31, 2015, due primarily to lower employee compensation and benefits costs. Changes in pension laws, which temporarily reduce funding requirements for the Company’s multiple-employer pension plan, resulted in lower costs for the period. Provision for losses on loans decreased $42,000 to $36,000 for the recently-ended quarter compared to a provision of $78,000 in the prior year period. Somewhat offsetting the lower non-interest expense and decrease in provision for loan losses were decreases in net interest income and non-interest income. Net interest income decreased $114,000 or 4.0% to $2.8 million for the quarter ended March 31, 2015, primarily because interest income decreased at a faster pace than interest expense. Interest income decreased $118,000 or 3.6% to $3.1 million for the recently ended quarter, while interest expense decreased only $4,000 or 1.1% to 373,000 for the period. Noninterest income totaled $68,000 for the three months ended March 31, 2015, a decrease of $39,000 from the same period in 2014, primarily due to net losses on sale of other real estate.

Net earnings increased $22,000 or 1.5% totaling $1.5 million for both nine month periods ended March 31, 2015 and 2014. The increase in net earnings was due primarily to lower provision for loan losses, higher non-interest income and decreased non-interest expense. Provision for loan losses decreased $229,000 or 43.1% to $302,000 for the nine months recently ended. Non-interest income totaled $396,000 for the nine months ended March 31, 2015, an increase of $77,000 or 24.1% from the same period in 2014, primarily due to gains on sale of other real estate. Noninterest expense decreased $26,000 or 0.4% to $6.1 million for the recent nine-month period due primarily to lower employee compensation and benefits charges.

At March 31, 2015, the Company’s assets totaled $294.5 million, a decrease of $5.2 million or 1.7% compared to assets of $299.7 million at June 30, 2014. The decrease was attributed primarily to decreases in loans, cash and cash equivalents and investment securities. Total liabilities decreased $5.0 million or 2.1% to $227.5 million at March 31, 2015, as deposits decreased $11.0 million or 5.1% to $202.2 million at March 31, 2015, while FHLB advances increased $5.4 million or 31.7% to $22.6 million.

At March 31, 2015, the Company reported its book value per share as $7.94.

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values, the impact of interest rates on financing, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company, changes in the securities markets and the Risk Factors described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended June 30, 2014. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association, which operates one banking office in Hazard, Kentucky, and First Federal Savings Bank, which operates six banking offices in Kentucky, including three in Frankfort, two in Danville, and one in Lancaster. Kentucky First Federal Bancorp shares are traded on the Nasdaq National Market under the symbol KFFB. At March 31, 2015, the Company had approximately 8,439,515 shares outstanding of which approximately 56.0% was held by First Federal MHC.

SUMMARY OF FINANCIAL HIGHLIGHTS

Condensed Consolidated Balance Sheets

	March 31, 2015	June 30, 2014
	(In thousands, except share data)
	(Unaudited)
Assets
Cash and Cash Equivalents	$9,833	$11,511
Investment Securities	7,857	9,265
Loans Held for Sale	--	--
Loans, net	244,533	246,788
Real estate owned, net	2,285	1,846
Other Assets	29,992	30,245
Total Assets	$294,500	$299,655
Liabilities
Deposits	$202,173	$213,142
FHLB Advances	22,644	17,200
Deferred revenue	614	631
Other Liabilities	2,025	1,477
Total Liabilities	227,456	232,450
Shareholders' Equity	67,044	67,205
Total Liabilities and Equity	$294,500	$299,655
Book Value Per Share	$7.94	$7.88

Condensed Consolidated Statements of Income

(In thousands, except share data)

	Nine months ended March 31,		Three months ended March 31,
	2015	2014	2015	2014
	(Unaudited)		(Unaudited)
Interest Income	$9,391	$9,880	$3,136	$3,254
Interest Expense	1,078	1,258	373	377
Net Interest Income	8,313	8,622	2,763	2,877
Provision for Losses on Loans	302	531	36	78
Non-interest Income	396	319	68	107
Non-interest Expense	6,117	6,143	1,990	2,112
Income Before Income Taxes	2,290	2,267	805	794
Income Taxes	756	755	266	303
Net Income	$1,534	$1,512	$539	$491
Earnings per share:
Basic and diluted	$0.18	$0.18	$0.06	$0.06
Weighted average outstanding shares:
Basic and diluted	8,360,824	8,373,329	8,317,518	8,376,353